Exhibit (12)



                                NYNEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)
                                   (unaudited)

                                                                                        Year
                                                          1996           1995           1994          1993           1992
                                                          ----           ----           ----          ----           ----

Earnings
     Earnings before Interest Expense,
      Extraordinary Item and Cumulative
      Effect of Change in Accounting Principle         $ 1,982.6      $ 1,803.4      $ 1,466.4     $   387.1       $ 1,995.8
     Federal, State and Local Income Taxes                 741.3          640.9          303.7        (172.7)          570.4
     Estimated Interest Portion of Rental Expense          116.5          117.3          109.0         117.3           126.2
     Priority Distributions                               (188.1)          47.1           29.9          15.2               -
                                                       ---------      ---------      ---------     ---------       ---------
         Total Earnings                                $ 2,652.3      $ 2,608.7      $ 1,909.0     $   346.9       $ 2,692.4
                                                       =========      =========      =========     =========       =========

Fixed Charges
     Total Interest Expense                            $   636.6      $   733.9      $   673.8     $   659.5       $   684.6
     Estimated Interest Portion of Rental Expense          116.5          117.3          109.0         117.3           126.2
     Priority Distributions                               (188.1)          47.1           29.9          15.2               -
                                                       ---------      ---------      ---------     ---------       ---------
         Total Fixed Charges                           $   565.0      $   898.3      $   812.7     $   792.0       $   810.8
                                                       =========      =========      =========     =========       =========

Ratio of Earnings to Fixed Charges*                         4.69           2.90           2.35           .44            3.32
                                                       =========      =========      =========     =========       =========

* Earnings were inadequate to cover Fixed Charges by $445.1 million for the year ended December 31, 1993 as a result of $2.1 billion of fourth quarter 1993 business restructuring charges ($1.4 billion after-tax).